Exhibit 10.1

PRELIMINARY CONTRACT OF TRANSFER OF COMPANY BRANCH

With the present private contract, written in two originals, between Mondobello SAS effective in Ravenna Via Farini, henceforth the promissory buyer.

Whereas ICC Italy Srl is the titleholder of 4 stores well known to the parties that are listed here as follows:
• in TRESCORE BALNEARIO (BG) Via Torre 9/A
• in RAVENNA (RA) store called FreeLine Viale Farini 64
• in RAVENNA (RA) store called Mondobello Via Carducci 74/64/52
• in RAVENNA (RA) locality lido di Adriano Viale Virgilio 97

All are stores of telephony and some are equipped with phone centers that ICC Italy Srl holds by force of contract of lease well known to the parties, the premise of which is agreed and stipulated as follows.

1) The promissory purchasers pledge to buy for an entity, company, or physical person to be named at the moment of the notarial deed to be carried out by October 31, 2008, the stores as per the above in the state of being in which they are found, from the promissory transferor who pledges on the other hand to sell the same.

2) the sale of the company branch shall include the furnishings, systems, and goods in storage with the exclusion of the information equipment (PCs, printers, cash registers, etc.) all for the total figure of € 195,000.00 (one hundred ninety-five thousand/00) the sum including the interest on delayed payment.

This sum consists of goods in storage for € 57,446.00 to be verified in detail, and the difference from the start up, equipment, and furnishings (details to be provided at the time of stipulating the definitive deed). The damage deposits for the lease remain, to the benefit of the promissory purchasers.

3) The payment shall be served by a bill of exchange guarantee with signed titles by all the promissory purchasers together, and the sale will be carried out with reservation of property up to the balance of what is due.

Upon signing the present preliminary agreement 2 payments will be issued of € 12,500.00 (twelve thousand five hundred/00) each, of which, the first will be dated on the notarial deed and the other 10 days after the same.

For residual payment on the deed, 48 payments of € 3,230.00 (three thousand two hundred thirty/00) will be issued, each on a monthly basis where the first due date will be January 20, 2009 and the subsequent ones each month up to the balance; except payment of € 15,000.00 (fifteen thousand/00) with a due date of April 30, 2009.

4) The effects of the notarial deed will begin November 1, 2008. From this date the promissory purchasers are also transferred the WIND codes. The Parties agree that the credits and debts related to the company transferred will remain, respectively, in favor of and the burden of the promissory transferor Party.

5) The promissory purchaser Party will enter into all contracts stipulated by the promissory seller Party after the date of the notarial deed for the use of the same business, according to and with the effect of art. 2558 of the Civil Code, and, in particular, those concerning insurances, electric power, gas, and water, which bills the Parties will divide squarely with reference to the day’s date.

6) The present contract is intended as a rescinded right if, and hence however stipulated, by a cause independent of the will of the Parties, the authorities with jurisdiction do not grant the prescribed authorizations. The promissory selling party must in such case restore the sum received.

7) Expenses and fees for the present act are the burden of the parties in equal measure.

8) For all controversies inherent in the interpretation, the validity, and/or execution of the present contract the Court of Mantua will have jurisdiction in via of exclusive right.

Ravenna, October 21, 2008

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